Exhibit 10.12

AMENDED AND RESTATED

CASH ENROLLMENT AGREEMENT

This agreement (“Agreement”) made the day of             , 20    , between                     (the “Employee”), the person, if any, to whom the Employee is legally married (the “Employee’s Spouse”), and Mondelēz Global LLC (“Mondelēz”) is effective as of the Effective Date (as defined below). This Agreement provides for payments to or on behalf of the Employee, to be made by Mondelēz, in discharge of the obligations of Kraft Foods Group, Inc. (formerly known as Kraft Foods Global, Inc.) or its affiliates (together, “KFGI”) under the Mondelēz Supplemental Plans (defined below) to the extent specified herein.

Introduction

KFGI previously established and maintained the Kraft Foods Group, Inc. Supplemental Benefits Plan I (formerly known as the Kraft Foods Global, Inc. Supplemental Benefits Plan I) and the Kraft Foods Group, Inc. Supplemental Benefits Plan II (formerly known as the Kraft Foods Global, Inc. Supplemental Benefits Plan II (“KFGI Supplemental Plans”) to be known as the Mondelēz Global LLC Supplemental Benefits Plan I and the Mondelēz Global LLC Supplemental Benefits Plan II (such plans, as modified where relevant by the application of the provisions of this Agreement, the Prior Enrollment Agreement or the Original Enrollment Agreement (as defined below), being hereinafter referred to as the “Mondelēz Supplemental Plans”).

The Employee and the Employee’s Spouse previously entered into one or more Cash Enrollment Agreements with KFGI and with Altria Group, Inc. (“Altria”) and various affiliates of Altria (the most recent of which is hereinafter referred to as the “Prior Enrollment Agreement” and its predecessor hereinafter referred to as the “Original Enrollment Agreement”) providing for payments to the Employee by KFGI in discharge of its obligations under the KFGI Supplemental Plans. In connection with Altria’s spin-off of KFGI, the parties acknowledged that the Original Enrollment Agreement only applied to those benefits accrued under the Altria Plans and the Prior Enrollment Agreement only applied to those benefits accrued under the KFGI Supplemental Plans.

Kraft Foods Inc. (“KFI”), parent company to KFGI has announced that it intends to distribute to its shareholders all shares of Kraft Foods Group, Inc. The date that the shares of Kraft Foods Group, Inc. are distributed to shareholders of KFI (the “Spin Date” and also the “Effective Date” of this Agreement), KFI will change its name to Mondelēz International, Inc. Mondelēz, a subsidiary of Mondelēz International, Inc., will sponsor each employee benefit plan for U.S. employees of Mondelēz and its affiliates.

Pursuant to the Employee Matters Agreement entered into between KFI and KFGI in connection with the distribution of shares, effective as of the Spin Date, Mondelēz is required to establish one or more nonqualified employee benefit plans to assume the liabilities of all benefits accrued or earned as of the Spin Date under a KFGI-sponsored nonqualified employee benefit plan by each KFGI employee to be transferred to Mondelēz as of the Spin Date.

The parties now wish (1) to acknowledge that, as of the Effective Date, the obligations under the Prior Enrollment Agreement, the Original Enrollment Agreement run solely among the Employee, the Employee’s Spouse and Mondelēz, and (2) to enter into this Agreement, which restates and supercedes the Prior Enrollment Agreement, the Original Enrollment Agreement.

In consideration of their mutual undertakings, Mondelēz, the Employee, and the Employee’s Spouse agree as follows:

I. Election to Receive Cash Payment; Effect of Funding Payments

on Benefits Under Mondelēz Supplemental Plans

1.1 The Employee and the Employee’s Spouse understand that from time to time Mondelēz may determine in its discretion that it is appropriate to make cash payments to the Employee to discharge its liabilities under the Mondelēz Supplemental Plans with respect to benefits which accrued prior to, and are not subject to, section 409A of the Internal Revenue Code of 1986, as amended (“Code”) (“Pre-409A Benefits”). Each such additional payment, if any, is hereinafter referred to as a “Funding Payment.” Unless the Employee terminates this Agreement pursuant to Section 3.2 prior to the time any such Funding Payment is to be paid to the Employee, the Employee hereby authorizes and directs Mondelēz (a) to deduct federal, state and local income and employment taxes from any such Funding Payment and remit such taxes to the appropriate authorities; and (b) to pay the remainder of such Funding Payment to the employee in a lump sum.

1.2 The Employee and the Employee’s Spouse, if any, agree that any Funding Payments, adjusted as provided below to account for the time elapsed between the date any Funding Payments are paid to the Employee and the date benefits are payable from the Mondelēz Supplemental Plans, shall offset the benefits otherwise payable to them or to any Plan Beneficiary under the Mondelēz Supplemental Plans, as follows:

(a)

Notwithstanding any provision of the Mondelēz Supplemental Plans, or of any agreement with KFGI, or Mondelēz made prior to the date of this Agreement allowing or requiring payment of benefits in another form, and except as otherwise provided in Section 1.2.(g), all benefits payable to the Employee, the Employee’s Spouse or Plan Beneficiary under each of the Mondelēz Supplemental Plans shall be paid only in the form of a single lump sum payment (calculated using the actuarial assumptions employed under the relevant Mondelēz Supplemental Plan), and such payment shall be made at the time benefits otherwise become payable to the Employee, the Employee’s Spouse or Plan Beneficiary under the provisions of the Mondelēz Supplemental Plans (the “Distribution Date”). If the Employee, the Employee’s Spouse or Plan Beneficiary becomes entitled to a benefit under the Mondelēz Supplemental Plans that is not payable in the form of a lump sum under the relevant provisions of such plans, before amendment by the Original Enrollment Agreement, such benefit shall be converted to and shall be payable as a lump sum, notwithstanding any contrary provisions of such plans, based on the actuarial equivalence conversion factors set forth in Sections 8.5 and Appendix B, III, of the Mondelēz Global LLC Retirement Plan Part A.

(b)	All benefits that would otherwise be payable with respect to a Mondelēz Supplemental Plan on the Distribution Date shall be offset by an amount determined as follows (the “Offset Amount”).

(1)

It shall be assumed that the amount credited to the assumed grantor trust maintained pursuant to the Original Enrollment Agreement had been made to a grantor trust (the “Assumed Grantor Trust”) established by the Employee with Fidelity Personal Trust Company, FSB or one of its affiliates (“Fidelity”) as trustee and that such amounts had been invested by Fidelity until the Distribution Date in the same manner that the grantor trust of a similarly situated employee (a “Similarly Situated Trust”) was invested under the Grantor Trust Alternative, determined in accordance with Item 1 of Exhibit A. It shall be further assumed that any Funding Payments made pursuant to this Agreement shall be deemed to have been contributed to the Assumed Grantor Trust. So long as Fidelity (or its successor as trustee) continues to invest the assets of a Similarly Situated Trust in the manner reflected in Item 1 of Exhibit A, it shall be assumed that the assets of the Employee’s Assumed Grantor Trust will continue to be so invested, and if at any time the trustee of a Similarly Situated Trust reinvests the assets of such Similarly Situated Trust in assets other than those specified in Item 1 of Exhibit A the assets of the Employee’s Assumed Grantor Trust shall be deemed to have been reinvested in the same manner. If at any time there is no Similarly Situated Trust but the Trustee is investing the assets of other such Trusts in the manner set forth in such Item 1 (or in any other manner permitting objective determination how the Trustee would invest the assets of such a Similarly Situated Trust), it shall be assumed that the assets of the Employee’s Assumed Grantor Trust have been so invested. If at any time such determination cannot be objectively made, then for any remaining period the assets of the Employee’s Assumed Grantor Trust shall be credited with interest at the average annual interest rate provided by Code section 417(e)(3) for the month of December preceding the first year in which such determination cannot be made and for each successive December during the period for which the calculation is being performed.

(2)	It shall be further assumed that federal, state and local income taxes on the resulting deemed investment income of the Assumed Grantor Trust (calculated using the tax assumptions set forth in Exhibit A) have been paid from the assets of such Assumed Grantor Trust, except to the extent that Mondelēz has made payments with respect to such taxes under Section 3.1; and

(3)	Such Assumed Grantor Trust shall be deemed to continue until the Distribution Date under the Mondelēz Supplemental Plans.

(4)	The amount so determined as the deemed fair market value of the assets of the Assumed Grantor Trust as of the Distribution Date, using the assumptions in this subsection (b), shall be the Offset Amount, which shall be offset against the benefits otherwise payable under the Mondelēz Supplemental Plans on the Distribution Date, in the manner provided in subsection (c).

(c)	As of the Distribution Date, the benefits otherwise payable under a Mondelēz Supplemental Plan to the Employee, the Employee’s Spouse or Plan Beneficiary will be converted to an after-tax amount (the “After-Tax Benefit”) using the tax assumptions set forth in Exhibit A; and the Offset Amount, as determined above, shall offset the amount of the After-Tax Benefit and shall discharge Mondelēz’s liability to the Employee, the Employee’s Spouse or Plan Beneficiary to the extent of the corresponding pre-tax benefit otherwise payable under the Mondelēz Supplemental Plans.

(d)	If lump sum benefit payments become due under the provisions of the Mondelēz Supplemental Plans and this Agreement on Distribution Dates occurring at different times, the Offset Amount calculated for the Assumed Grantor Trust at each relevant Distribution Date shall be fully applied, to the extent available, to offset the benefit payments that would otherwise be due in the order determined by Mondelēz.

(e)	Notwithstanding any provisions of the Mondelēz Supplemental Plans or of any agreement with KFGI, or Mondelēz made prior to the date of this Agreement to the contrary, the Employee will not be entitled to designate any beneficiary to receive benefits under the Mondelēz Supplemental Plans following the death of the Employee other than the surviving spouse of the Employee, except that (i) the Employee, whether or not married, may designate a Beneficiary to receive his or her benefits attributable to any portion of a Mondelēz Supplemental Plan which provides a profit-sharing, thrift or other defined contribution benefit if the provisions of that plan allow such a designation (any such beneficiary being referred to herein as a “Plan Beneficiary”) and (ii) certain persons may become entitled to benefits under the Supplemental Plans by reason of a domestic relations or other order binding on the Mondelēz Supplemental Plans. If any domestic relations or other order issued on or after the date of this Agreement requires payment of benefits under the Supplemental Plans to a person by virtue of such person having been the Employee’s spouse or to any dependent of such person, the person to whom such benefits are required to be paid shall also be a Plan Beneficiary within the meaning of this subsection (e). Furthermore, if a person who is an Employee’s Spouse under this subsection (e) ceases to be legally married to the Employee, he or she shall cease to be the Employee’s Spouse hereunder and shall cease to have any right to benefits under the Mondelēz Supplemental Plans, other than any rights as a designated Plan Beneficiary under the defined contribution portion of a Mondelēz Supplemental Plan or by reason of a domestic relations order as provided above.

(f)	If the Employee becomes disabled and, as a result, becomes entitled to long-term disability benefits that on the Employee’s attaining a prescribed age are reduced by amounts paid as an annuity under the Mondelēz Supplemental Plans, then the reduction in such long-term disability benefits shall be computed by taking into account the annuity value of the pre-tax equivalent of the Offset Amount, as well as the annuity value of any remaining amounts payable under the Mondelēz Supplemental Plan after reduction by the Offset Amount, using the actuarial assumptions employed at the attainment of such prescribed age under the relevant Mondelēz Supplemental Plan to convert between single sum amounts and their annuity value equivalents.

(g)

If there is outstanding at the date of this Agreement any domestic relations or other court order requiring KFGI or Mondelēz to make payment of assets under any Assumed Grantor Trust to a former spouse or dependent of the Employee, the payee of such assets shall not be an Employee’s Spouse or Plan Beneficiary under this Agreement and such benefits shall remain payable in the manner contemplated by such order. The Funding Payment contemplated by this Agreement shall be computed by excluding any amounts payable under the Assumed Grantor Trusts to any person other than the Employee pursuant to such order, and no portion of the Offset Amount shall reduce or otherwise affect the payment of amounts pursuant to such order.

1.3 If the Offset Amount at the Distribution Date, determined as provided in Section 1.2 and as otherwise provided below for purposes of this Section 1.3, is less than the After-Tax Benefit, the difference between the After-Tax Benefit and the Offset Amount shall be converted to a pre-tax amount (the “Additional Pre-Tax Benefit”) based on the tax assumptions set forth in Exhibit A, and Mondelēz shall pay in the form of a lump sum payment an amount equal to the Additional Pre-Tax Benefit to the Employee, the Employee’s Spouse or Plan Beneficiary from the general assets of the relevant participating employer in satisfaction of any remaining obligations of Mondelēz under the Mondelēz Supplemental Plans. If the Employee at any time enters into or has entered into a Grantor Trust Enrollment Agreement or Agreements with Mondelēz under the Grantor Trust Alternative or any other Cash Enrollment Agreement or Agreements, pursuant to which amounts are to be applied to and offset against amounts due under the Mondelēz Supplemental Plans, the Offset Amount for purposes of this Section 1.3 shall consist of the Offset Amount determined under Section 1.2 of this Agreement without regard to any such other agreements and the aggregate amount determined as an offset amount under the terms of each of such other agreements. The recipient will be responsible for taxes on any Additional Pre-Tax Benefit payable under this Section 1.3.

II. Tax Payments With Respect to Assumed Grantor Trust Earnings

2.1 For the period while the Employee remains actively employed by Mondelēz, Mondelēz may make payments to the Employee, the Employee’s Spouse or Plan Beneficiary to cover federal, state, local and other applicable income taxes with respect to any earnings of the Assumed Grantor Trust established under Article I with respect to Pre-409A Benefits, and any income taxes as a result of Mondelēz’s payment of the Employee’s taxes under this Article II. The Employee, the Employee’s Spouse or Plan Beneficiary, if any, direct Mondelēz (a) to deduct federal, state, local and other applicable income and employment taxes with respect to any such payment and to remit such taxes to the appropriate authorities and (b) to pay the remainder of such amount to the Employee (or, in the event of the Employee’s death, to the Employee’s Spouse) in cash. To the extent that Mondelēz does not make payments sufficient (using the tax assumptions set forth in Exhibit A) to pay such taxes, it shall be assumed in calculating the Offset Amount in Section 2.1(b) that assets have been distributed from the Assumed Grantor Trust to pay such taxes.

III. Termination

3.1 This Agreement shall terminate 30 days after all benefits due the Employee are paid from the Mondelēz Supplemental Plans.

3.2 Notwithstanding the above, during the lifetime of the Employee this Agreement may be terminated at any time by Mondelēz upon providing 30 days written notice to the Employee, or by the Employee upon providing 30 days written notice (or such lesser period as Mondelēz may prescribe) to Mondelēz. Any such termination shall operate on a prospective basis only and shall not operate to alter the application of the terms of this Agreement to Funding Payments Funding Payments already paid to the Employee.

IV. Miscellaneous

4.1 Nothing in this Agreement shall be construed to confer upon the Employee the right to continue in the employment of Mondelēz or to require Mondelēz to continue the employment of the Employee.

4.2 This Agreement shall be binding upon and inure to the benefit of KFGI, Mondelēz, their successors and assigns, the Employee, the Employee’s Spouse, the Employee’s Plan Beneficiary and their heirs, executors, other successors in interest, administrators and legal representatives.

4.3 The validity and interpretation of this Agreement shall be governed by the laws of the State of Illinois.

4.4 The Employee’s Plan Beneficiary shall be the person or persons the Employee has designated to receive benefits following the Employee’s death under any defined contribution portion of a Mondelēz Supplemental Plan or as otherwise provided in Section 1.2(e).

4.5 If no Employee’s Spouse signs this Agreement, the Employee hereby certifies that he or she has no spouse as of the date of this Agreement.

4.6 It is understood and agreed that all rights and obligations arising out of this Agreement relating to any spouse, Plan Beneficiary or any other third parties are derived from the rights of the Employee under this Agreement and that all provisions of this Agreement relating to any such third parties are binding on such third parties the same as if they had expressly agreed thereto in writing.

4.7 This Agreement shall not be construed to enlarge the obligations of any participating employer under the terms of the Mondelēz Supplemental Plans.

IN WITNESS WHEREOF, the Employee, the Employee’s Spouse and Mondelēz have caused this Agreement to be executed as of the day and year first above written.

Attest:

Signature of Employee
Attest:

Signature of Employee’s Spouse

This Agreement is executed on behalf of Mondelēz Global LLC.

Attest:	Mondelēz Global LLC

By:

Attachment:

Exhibit A

EXHIBIT A

Employee’s Name

Employee’s SSN

Item 1:

Grantor’s Date of Birth:             , 19    .

Grantor’s expected age of retirement and the mutual funds in which the Trustee currently proposes to invest the Trust Fund assets shall be determined as follows:

Assumed Retirement Age

Current Age	Expected Retirement Age*
Under age 55 Age 55 or over	Age 55 (earliest retirement age) Current Age (retirement eligible)

Current Investment

Year of Birth	Fidelity Freedom Fund Investment
1975 1965 through 1974 1955 through 1964 1945 through 1954 1944 or earlier	Freedom 2030 Freedom 2020 Freedom 2010 Freedom 2000 Freedom Income

*	This reflects a conservative investment assumption that the Grantor may wish to take early retirement at age 55 or, if already age 55, may wish to retire at any time.

Item 2: Tax Assumptions

Federal income tax rate: the highest marginal Federal income tax rate as adjusted for the Federal deduction of state and local taxes and the phase out of Federal deductions under current law (or as adjusted under any subsequently enacted similar provisions of the Code).

State income tax rate: the highest adjusted marginal state income tax rate based on the Employee’s, Employee’s Spouse’s or Plan Beneficiary’s state of residence.

Local income tax rate: the highest adjusted marginal local income tax rate based on the Employee, Employee’s Spouse’s or Plan Beneficiary’s locality of residence.

Exceptions:

(1)	While the Employee is actively employed by Mondelēz, the state and local tax rate assumptions used to determine the appropriate deduction from a Funding Payment for state and local taxes, and the appropriate amount of such taxes on Mondelēz payments to provide for the taxes due on earnings of the Trust, will generally be based on the Employee’s work location rather than his residence. However, status as a non-resident will be taken into account.

(2)	In the case of an Employee who is an expatriate actively employed by Mondelēz and subject to United States taxation for all tax purposes, income taxes shall generally be computed as follows. Expatriate taxes will be calculated assuming the highest marginal Federal income tax rate as adjusted for the Federal deduction of state and local taxes and the phase out of Federal deductions under current law (or as adjusted under any subsequently enacted similar provisions of the Code). The state and local tax rates will be based on your tax state of origin.

(3)	For all periods on and after the Employee’s retirement, death, disability or other termination of employment and before the Distribution Date, state and local tax rate assumptions will generally be based on the Employee’s, Employee Spouse’s or Plan Beneficiary’s state and locality of residence at termination of employment. At the Distribution Date, state and local tax rate assumptions used in computing the After-Tax Benefit and the Additional Pre-Tax Benefit, if any, will be based on actual residence at the Distribution Date.

Capital Gains: the ordinary income or capital gains character of items of Assumed Grantor Trust investment income or deemed investment income shall be taken into account where relevant.

The above principles shall generally be applied in determining tax assumptions for the relevant purpose, but Mondelēz shall have the authority in its discretion to alter the assumptions made where deemed appropriate to take into account particular facts and circumstances.